Amendment to

services agreement and Fee Schedule

This AMENDMENT (“Amendment”) is made as of March 26, 2024, by and among Strategy Shares (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider”), to that certain Services Agreement dated January 1, 2016, between the Client and Service Provider (the “Agreement”) and that portion of the fee schedule that relates to the Agreement (the “Fee Schedule.”) All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except as noted below.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting, administration, and transfer agency services for the Client;

WHEREAS, the Parties now wish to amend the Agreement and the Fee Schedule pursuant to this Amendment to account for the addition of tailored shareholder reporting services and add and remove certain funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 2 (Appendix A) of Services Agreement.

Schedule 2 (Appendix A) of the Services Agreement is hereby deleted in its entirety and replaced with the Schedule 2 (Appendix A) attached to the end of this Amendment.

2.       Amendment to Schedule 4 – List of Funds

The Schedule 4 – List of Funds is hereby deleted in its entirety and replaced with the Schedule 4 – List of Funds attached to the end of this Amendment.

3.       Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to its Board of Trustees or Board of Directors, as applicable.
b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.       Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting
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provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by all parties hereto.
c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES
By:	/s/Jennifer A. Bailey
Name:	Jennifer A. Bailey
Title:	Secretary
Date:	March 26, 2024

Solely as to Schedule 2 – Appendix C:
CITIBANK, N.A.
By:	/s/Peggy Vena
Name:	Peggy Vena
Title:	Vice President
Date:	March 26, 2024

CITI FUND SERVICES OHIO, INC.

By:	/s/John Danko
Name:	John Danko
Title:	President
Date:	March 26, 2024

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Schedule 2 to Services Agreement – Services

Services provided by Citi Fund Services Ohio, Inc.

Appendix A -- Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 4 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.       Services

1.	Financial Statements and other SEC Filings:
(a)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.
(b)	Prepare and file the Fund's Form N-CEN annually.
(c)	Assist with the layout and printing of the Funds’ semi-annual and annual reports.
(d)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year through the period ending March 31, 2020.
(e)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning March 1, 2020.
(f)	Rule 18f-4 Support for Funds Relying on “Limited Derivatives User” Exemption (Lite).
i.	Daily monitoring and reporting of derivative exposure levels
ii.	Monthly exposure calculation reporting on Form N-PORT (Item B.9)
(g)	Rule 18f-4 Support for Non-Exempt Funds (Standard).
i.	Daily value at risk (VaR) calculations and reporting
ii.	Monthly VaR reporting on Form N-PORT (Item B.10)
iii.	Stress testing and VaR backtesting
iv.	Form N-RN filing coordination, ad hoc, as directed by the client
(h)	Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual).

2.	Certain Operational Matters
(a)	Calculate Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.
(b)	Prepare an annual projection of the Funds' non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.
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(c)	Compute, as appropriate, each Funds’ dividend payables and dividend factors.
(d)	Assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.
(e)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.
(f)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.
(g)	Monitor and advise the Client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:
i.	daily liquidity classifications of portfolio securities held by the Fund;
ii.	daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM), as applicable, to any Funds requiring the Full-Service Liquidity Risk Management offering as designated by the Client;
iii.	daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum; and
iv.	monthly liquidity classification of portfolio securities on Form N-PORT effective for the period beginning March 1, 2020, as applicable, to any Funds requiring the Full Service Liquidity Risk Management offering as designated by the Client;
v.	Prepare and file Form N-LIQUID as required.

(i)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.
(j)	Monitor wash sales annually.
(k)	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns.
(l)	Coordinate with independent auditors concerning the Client’s regular annual audit.

II.       Notes and Conditions Related to Fund Administration Services

1.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.
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Schedule 4 to Services Agreement

List of Funds

1.	Strategy Shares Gold-Hedged Bond ETF
2.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold-Hedged Bond ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Newfound/Resolve Robust Momentum ETF
5.	Day Hagan/Ned Davis Research Smart Sector ETF
6.	Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF
7.	Day Hagan/Ned Davis Research Smart Sector International ETF
8.	Eventide High Dividend ETF

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